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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-32763 of Morgan Stanley New York Municipal Money Market Trust (the "Fund"), on Form N-1A of our report dated February 7, 2006, appearing in the December 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information both of which are part of such Registration Statement.




Deloitte & Touche LLP
New York, New York
February 13, 2006